Exhibit 10.1

Separation Agreement and Release

This Separation Agreement and Release (the “Separation Agreement”) is made by and between Brian King (“Executive”) and root9B Technologies, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).
WHEREAS, in connection with Executive’s termination of employment as Chief Operating Officer with the Company effective September 1, 2016 (the “Effective Date”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its affiliates.
NOW, THEREFORE, in consideration of the severance payments described in this Separation Agreement and the other promises made herein, the Parties hereby agree as follows:
1. Severance Payments; Salary and Benefits. In consideration of executing and not revoking this Separation Agreement, the Company shall pay to Executive $26,666.67 monthly for 24 months, beginning as of the Effective Date and payable in accordance with the Company’s usual payroll practices, less applicable deductions and withholdings. In further consideration and provided the Executive elects to continue his participation in Company’s group health plan, the Company shall pay 100% of the cost of health coverage for Executive and his dependents for up to 24 months, beginning September, 2016 and provided such payment or continuation of coverage does not violate applicable law and is permitted under Company’s group health plan. In addition, Executive shall be entitled to a payment of $16,000, less applicable withholding, representing unused vacation for the 2015 fiscal year, with such amount payable upon the execution of this Separation Agreement, and shall further be entitled to a payment, less applicable withholding, for all unused vacation for the 2016 fiscal year, with such amount being paid as soon as practicable but in no event later than October 1, 2016.
2.           Options to Remain Available for Exercise. Executive’s existing options shall remain in full force and effect, and shall continue to vest in accordance with the existing vesting schedule, until the second anniversary of the Effective Date, at which time any unvested options shall be forfeited and any vested options not previously exercised shall expire as of the close of business on November 30, 2018.
3.           Consulting Services. For a period of 24 months following the Effective Date, Executive shall continue to be available to the Chief Executive Officer of the Company, on an as needed basis, and agrees, without further consideration, to undertakes to work with the Company to effect a smooth and professional transition of all of his duties and obligations in connection with his offices including without limitation, participating in any meetings as may be required by the Company for assistance with the transition.
4.           Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, its parent and any of its direct or indirect affiliates, and any of their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his heirs, executors, administrators, agents and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement directly arising out of Executive’s employment with the Company, including, without limitation:

(i)           any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its affiliates and the termination of that relationship;
(ii)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(iii)           any and all claims for violation of any federal, state, or municipal statute or ordinance including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Genetic Information Nondiscrimination Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York Human Rights Law, N.Y. Exec. L. § 290 et seq., N.Y.C. Admin. C. Art. 8, and any other federal, state or local statute, regulation, ordinance or common law, and all claims related to or arising out of your employment or the termination of your employment with the Company;
(iv)           any and all claims for violation of the Federal or any state constitution;
(v)           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(vi)           any claim for any loss, cost, damage, or expense arising out of any dispute over the tax treatment of any of the proceeds received by Executive as a result of this Agreement; and
(vi)           any and all claims for attorneys’ fees and costs.

5.           Acknowledgment of Waiver of Claims under ADEA. Executive understands that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Executive understands that this waiver and release does not apply to any claims that may arise under the ADEA after the Effective Date of this Separation Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already entitled. Executive further acknowledges that he has been advised that: (a) he should consult with an attorney prior to executing this Separation Agreement; (b) he has 21 days after receiving this Separation Agreement to decide whether to sign it; (c) he will have seven (7) days following his execution of this Separation Agreement to revoke his signature by delivering a written notice of revocation to the Secretary of the Company; (d) this Separation Agreement shall not be effective until the expiration of the 7-day revocation period; and (e) nothing in this Separation Agreement shall prevent or preclude Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA or impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by Federal law. In the event that Executive signs this Separation Agreement and returns it to the Company in less than the 21 days after he receives it, Executive hereby acknowledges that he has voluntarily waived the remaining time period allotted for considering this Separation Agreement.
6.           Non-Disparagement. Executive shall not Disparage, as defined below, the Company or any of its affiliates, or any of their respective services, technologies or practices, directors, officers or shareholder, either orally or in writing, and none of the Company nor its affiliates shall, nor shall the Company’s then current officers or Board members disparage Executive orally or in writing. Nothing in this paragraph shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law or legal process, or to defend or enforce a party’s rights under this Agreement. For purposes of this Agreement, “Disparage” means to take an action or make a written or oral statement that impugns another’s character, integrity, reputation or abilities.
7.           Non Compete and Non Solicitation. As of the Effective Date, and for a period of three years thereafter, Executive shall not, directly or indirectly: (i) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any person or organization who is, or was within the preceding two years of the Effective Date, a customer of the Company, engaged with the Company, or who is employed by the Company; or (ii) own an interest in, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any project, at such time, directly competes with the Company, its business or its products anywhere in the world; provided that this shall not preclude Executive from owning a stock interest not greater than 5% in a publicly traded company.

8.           Confidentiality.
(i)           Executive agrees to keep strictly confidential, not to make public and not to disclose to anyone in any manner the fact or terms of this Separation Agreement; provided, however, that Executive may disclose this Separation Agreement to his spouse, to his attorneys, tax preparers, accountants or other professional advisers, to state and federal tax authorities, and as may be necessary to enforce this Separation Agreement, or upon court order.
(ii)           Executive covenants and agrees not to disclose or use the Confidential Information from and after the Effective Date. “Confidential Information” refers to information treated by the Company, and its subsidiaries, as confidential and proprietary that is not known by others and gives the Company a competitive advantage over other companies that do not have access to such information, whether conveyed orally or reduced to a tangible form in any medium, including information concerning the trade secrets, data, know-how, processes, techniques, operations, future plans, customers, business models, strategies, business methods and other proprietary information, as well as information about the employees, customers, clients, investors and business partners of the Company. “Confidential Information” does not and will not include information that (a) is or becomes publicly available other than as a result of a disclosure by Executive or his representatives, (b) is or becomes available to Executive on a non-confidential basis from a source which is not prohibited from disclosing such information under a legal, contractual or fiduciary obligation to the Company or its subsidiaries, (c) is approved for release by written authorization of the Company (d) is disclosed to one or more third parties by the Company or its subsidiaries without restriction, or (e) is independently developed by Executive without reference to or use of any Confidential Information.
(iii)           Notwithstanding anything to the contrary in this Separation Agreement, Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure and the undersigned does not disclose the trade secret absent a court order allowing such disclosure. Nothing herein is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Disclosure pursuant to 18 U.S.C. 1833(b) shall not be deemed to alter the status of any information as a trade secret.

(iv)           Notwithstanding anything to the contrary, nothing in this Separation Agreement shall preclude or interfere with Executive’s participation in any investigations or proceedings by, or filing of any charge with, the United States Equal Employment Opportunity Commission (“EEOC”) with respect to a violation of the civil rights laws administrated by the EEOC or filing any charge with any state or local agency with respect to a violation of the civil rights law administered by such agencies; provided, however, that Executive acknowledges and agrees that he hereby waives any and all rights he may have to recovery (whether monetary or otherwise) in connection with any such charge or for any of the claims released herein.

9.           Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Separation Agreement shall continue in full force and effect without said provision or portion of provision.
10.           No Oral Modification. This Separation Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.
11.           Governing Law; Dispute Resolution. This Separation Agreement shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to conflict of law principles. The parties agree that any claims related to or arising under this Separation Agreement shall be brought exclusively in any court of competent jurisdiction located in New York, New York, and Executive hereby consents to the jurisdiction of any such court with respect to any such matters.
12.           Voluntary Execution of Agreement. Executive agrees that he has executed this Separation Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Releasees. Executive acknowledges that: (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this Agreement.
13.           Right to Counsel; Time for Signing; Revocation. Executive has the right to and should consult with an attorney prior to signing this Separation Agreement. Executive acknowledges that he has received this Separation Agreement on September 1, 2016 and that Executive shall have twenty one (21) days from receipt of this Separation Agreement to decide whether to sign it. Executive agrees that any modifications made to this Separation Agreement, whether deemed to be material or immaterial, will not start another 21-day consideration period. Executive will have seven (7) days after signing this Separation Agreement to revoke his signature. If Executive intend to revoke his signature, he must do so in writing addressed and delivered to the Company prior to the end of the 7-day revocation period. This Separation Agreement shall not become effective, and neither the Company nor Executive shall have any rights or obligations hereunder, until the expiration of the 7-day revocation period.
14.           Compliance with Internal Revenue Code Section 409A. It is the intention of the parties that no payment or entitlement pursuant to this Separation Agreement will give rise to any adverse tax consequences to Executive under Internal Revenue Code Section 409A and this Separation Agreement shall be interpreted, applied and, to the minimum extent necessary, amended to achieve that intention. Any termination of Executive that would result in the receipt of deferred compensation under Internal Revenue Code Section 409A must also constitute a “separation from service” (as that term is defined in Treasury Regulation Section 1.409A-1) and the determination of whether Executive has incurred a “separation from service” shall not cause any forfeiture of deferred compensation subject to Section 409A but shall only act, if applicable, as a delay in the receipt of deferred compensation until such time as the Executive incurs a “separation from service.” Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In the case of any payment on termination (other than in compliance with the requirements of Treasury Regulation Section 1.409A-1(b)(9)(iii) or (v) or of any successor thereto or any other provision that exempts a payment from Section 409A of the Internal Revenue Code and other than any payment that is a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4)(i)) while Executive is a specified employee within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i), in no event will such payment be made earlier than six months after the Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). In the event that, due to Internal Revenue Code Section 409A, Executive does not receive one or more cash payments that would otherwise be due during that six month period, all such delayed payments will be made on the first day after the six-month anniversary of his “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), and thereafter any remaining payments shall be made in accordance with any existing schedule.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
Dated: September 6, 2016	root9B Technologies, Inc. By: /s/ Joseph J. Grano, Jr. Name: Joseph J. Grano, Jr. Title: Chief Executive Officer

Dated: September 6, 2016	/s/ Brian King Brian King

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